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                                                                     EXHIBIT 5



                                August 16, 1996


Arcadian Corporation
6750 Poplar Avenue
Suite 600
Memphis, Tennessee 38138-7419

Gentlemen:

We have acted as counsel to Arcadian Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 675,000 shares of its Common Stock, $.01 par value per share ("Common Stock"), pursuant to the Company's Restricted Stock Plan (the "Plan") plus any additional shares of Common Stock issuable pursuant to the antidilution provisions of the Plan (together, the "Shares").

We have examined originals or copies of (1) the Restated Certificate of Incorporation of the Company, as amended; (2) the Amended and Restated Bylaws of the Company, as amended; (3) the Plan, (4) certain resolutions of the Board of Directors of the Company; and (5) such other documents and records as we have deemed necessary and relevant for purposes hereof.

We have relied upon certificates of officers of the Company and certificates and telegrams of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have not independently verified any factual matter relating to this opinion.

Based upon the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:


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Arcadian Corporation
August 16, 1996
Page 2


        1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        2. The Shares have been duly authorized and, upon issuance against payment therefor in accordance with the terms of the Plan for consideration at least equal to the par value thereof, will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Company's Registration Statement on Form S-8 relating to the Plan.


                                           Very truly yours,

                                           /s/ BRACEWELL & PATTERSON L.L.P.

                                           Bracewell & Patterson, L.L.P.